Consent of Independent Registered Public Accounting Firm

We consent to the incorporation by reference in the Registration Statement (No.333-264428) on Form S-8 of QualTek Services Inc. of our report dated April 28, 2023, relating to the consolidated financial statements of QualTek Services, Inc, appearing in this Annual Report on Form 10-K of QualTek Services, Inc. for the year ended December 31, 2022.

/s/ RSM US LLP

Blue Bell, Pennsylvania

May 1, 2023